UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                       ----------------------------------


                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

         Date of Report (date of earliest event reported): March 10, 2005


                              REHABCARE GROUP, INC.
               (Exact name of Company as specified in its charter)


        Delaware                         0-19294             51-0265872
(State or other jurisdiction          (Commission         (I.R.S. Employer
    of incorporation)                 File Number)        Identification No.)

 7733 Forsyth Boulevard
       Suite 2300
   St. Louis, Missouri                                  63105
(Address of principal executive offices)             (Zip Code)

        (314) 863-7422 (Company's telephone number, including area code)

                                 Not applicable
          (Former name or former address if changed since last report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02      Results of Operations and Financial Condition

     The information in Exhibit 99.1 is incorporated herein by reference.

Item 7.01      Regulation FD Disclosure

     The information in Exhibit 99.2 is incorporated herein by reference.

Item 9.01      Financial Statements and Exhibits.

(c) Exhibits

     The following exhibits are furnished pursuant to Item 2.02 and 7.01 hereof and should not be deemed to be "filed" under the Securities Exchange Act of 1934:

               99.1 Press release dated March 10, 2005, announcing our fourth quarter and full year 2004 revenues and results of operations and guidance for the full year of 2005

               99.2 The script for a conference call held by the registrant on March 10, 2005

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  March 10, 2005

                                         REHABCARE GROUP, INC.



                          By:/s/Vincent L. Germanese
                                -----------------------------------------------
                                Vincent L. Germanese
                                Senior Vice President, Chief Financial Officer
                                    and Secretary

                                  EXHIBIT INDEX

Exhibit No.       Description

99.1 Press release dated March 10, 2005, announcing our fourth quarter and full year 2004 revenues and results of operations and guidance for the full year 2005.

99.2 The script of a conference call held by the registrant on March 10, 2005

                                                                    Exhibit 99.1

                    CONTACT:  RehabCare Group, Inc.
                              Vincent L. Germanese
                              Chief Financial Officer
                              Betty Cammarata, Dir-Investor Relations
                              Press: David Totaro, Senior Vice President,
                              Corporate Marketing & Communications
                              (314) 863-7422 or
                              Financial Dynamics
                              Gordon McCoun/Lanie Marcus
                              Press: Sean Leous
                              (212) 850-5600

FOR IMMEDIATE RELEASE
Thursday, March 10, 2005

           REHABCARE REPORTS FOURTH QUARTER AND YEAR-END 2004 RESULTS
                         AND PROVIDES GUIDANCE FOR 2005

ST. LOUIS, MO, March 10, 2005--RehabCare Group, Inc. (NYSE:RHB) today reported financial results for the quarter and year ended December 31, 2004. Comparative results for the quarter and year follow.

                                    Quarter Ended      Full Year Ended
Amounts in millions,                         Dec 31,             Dec 31,
except per share data                    2004     2003       2004     2003
--------------------------------------------------------------------------------
Consolidated Operating Revenues         $ 95.1  $129.5    |$383.8   $539.3
--------------------------------------------------------------------------------
Consolidated Net Earnings (Loss)           6.3   (25.5)(a)|  23.2    (13.7)(a)
Consolidated Diluted
   Earnings (Loss)Per Share               0.37   (1.58)(a)|  1.38    (0.86)(a)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
HRS Inpatient Operating Revenues          35.9    34.8    | 145.6    136.9
HRS Outpatient Operating Revenues         10.8    12.1    |  45.1     49.0
--------------------------------------------------------------------------------
HRS Operating Revenues                    46.7    46.9    | 190.7    185.9
HRS Operating Earnings                     7.9     9.9    |  33.1     33.6
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Contract Therapy Operating Revenues       46.7    33.4    | 171.3    130.8
Contract Therapy Operating Earnings        3.5     1.4    |  10.2      5.9
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Other Revenues                             2.0 (b)   -    |   5.4 (b)    -
Other Operating Earnings                     -       -    |   0.2        -
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Staffing Operating Revenues                  -    49.4 (c)|  16.7    223.9 (c)
Staffing Operating Earnings (Loss)           -   (45.8)   |  (0.1)   (52.5)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Equity in Net Loss of Affiliate           (0.2)      -    |  (0.7)       -
--------------------------------------------------------------------------------

(a) Includes a loss on net assets held for sale of $30.6 million, or $1.90 per diluted share, after tax.
(b) Includes intercompany sales, at market rates, of $0.2 million for the three and twelve month periods ended December 31, 2004.
(c) Includes intercompany sales of $0.2 million for the three months ended December 31, 2003 and $0.1 and $1.3 million for the twelve months ended December 31, 2004 and 2003, respectively, that Staffing sold to Hospital Rehabilitation Services and Contract Therapy at market rates.

                                     -MORE-

REHABCARE REPORTS FOURTH QUARTER AND YEAR-END 2004 RESULTS                Page 2

     John H. Short, Ph.D., president and chief executive officer, commented, "Both our fourth quarter and 2004 year-end results met our performance expectations. We saw stabilization in our HRS division, with increased signings and openings as well as decreased closures, and continued impressive growth in our Contract Therapy division, both organically and through targeted regional acquisitions."

     Dr. Short continued, "2004 should be viewed as a year in which we began executing strategies designed to fulfill our vision of a clinically integrated continuum of post-acute care. These strategies take advantage of markets where we hold significant presence, allowing us to concentrate both human and capital resources for maximum effect. We are encouraged that our tactics supporting these strategies have also begun to gain traction."

Financial Overview of the Fourth Quarter 2004

     Net revenues for the 2004 fourth quarter were $95.1 million compared to $129.5 million from the year ago quarter, a decline of $34.4 million, or 26.5 percent. The decline was primarily due to the sale of the Company's staffing division to InteliStaf Holdings in February 2004, offset by internal growth in the Company's Contract Therapy division. The staffing division contributed $49.4 million of net revenues in the fourth quarter of 2003.

     Net earnings were $6.3 million compared to a loss of $25.5 million in last year's fourth quarter. Earnings per share on a fully diluted basis were $0.37 compared to a loss of $1.58 for the same period last year. The net earnings and earnings per share results for the fourth quarter of 2003 included an after tax charge of $30.6 million or $1.90 per diluted share. This charge reflected the write down of the carrying value of the Company's staffing division net assets to their estimated fair value, less cost to sell.

o The Contract Therapy division's net revenues for the fourth quarter of 2004 increased 39.7 percent to $46.7 million, compared to $33.4 million in the same quarter a year ago. Operating earnings for the quarter increased 154.4 percent to $3.5 million from $1.4 million in the prior year quarter. At the end of the quarter, the division had 690 programs compared to 468 programs at the same time last year.

     The   year-over-year   fourth  quarter   revenue  and  operating   earnings
     performance reflects continued same-store growth, a significant addition of


                                    - MORE -

REHABCARE REPORTS FOURTH QUARTER AND YEAR-END 2004 RESULTS                Page 3

     programs through internal sales initiatives as well as the acquisition of CPR Therapies in February 2004 and the recent acquisition of Cornerstone Rehabilitation in December 2004. The increase in operating earnings for the current quarter is the result of increased productivity over the prior year quarter, additional leverage of selling, general and administrative expenses, and an improved reimbursement environment, as the prior year quarter was impacted by the Part B caps for two months.

o The Hospital Rehabilitation Services division's (HRS) fourth quarter net revenues remained relatively flat at $46.7 million compared to $46.9 million in last year's fourth quarter. Operating earnings for the quarter were $7.9 million compared to $9.9 million in the prior year quarter. At the end of the quarter, HRS had 181 programs compared to 166 programs at the same time last year.

     HRS operating revenues declined only slightly from the prior year quarter, with operating revenues from VitalCare offsetting declines in operating revenue from unit closures in the fourth quarter of 2003.

     The year-over-year decline in operating earnings is the result of lower contribution from the outpatient business unit in the 2004 period compared to 2003 and from the change in the mix of business due to the substitution of the VitalCare subacute units in this year's fourth quarter for the acute rehabilitation programs closed since last year.

o Our investment in InteliStaf Holdings for the quarter generated a loss of $0.2 million compared to our expectation of break even as InteliStaf continued to experience soft demand for its services.

     The Company's balance sheet at year-end remains strong with $53.5 million in cash, cash equivalents and restricted cash, minimal long-term debt and an unused credit facility in excess of $115 million to support strategic initiatives. Day's sales outstanding at year-end decreased to 66.5 days from
72.0 days at the prior year-end (adjusted for receivables related to the staffing division). This improvement was an important factor in the Company generating cash flow from operations of $14.6 million in the fourth quarter. For the quarter, the Company spent $3.1 million on capital expenditures and an aggregate of $4.9 million in cash on acquisitions.

                                    - MORE -

REHABCARE REPORTS FOURTH QUARTER AND YEAR-END 2004 RESULTS                Page 4

     Dr. Short concluded, "2004 was a year of transition. Our results show that we are making real progress with our strategic plans. Our achievements this past year lead us to believe that our product and service offerings are aligned with the needs of our customers, and that we are well-positioned for sustainable growth in the years ahead."

2005 Guidance

     In 2005, management expects revenues from operations, exclusive of any unannounced acquisitions or joint ventures, to be between $418 million and $438 million for the year and earnings before interest, depreciation and amortization (EBITDA) of $51.3 million to $55.6 million. Expectations are for diluted earnings per share in the range of $1.43 to $1.58. The EBITDA and earnings per share ranges include an impact of $4.2 million pretax effect, or $0.15 per diluted share after tax, as the result of adopting FAS 123R for the entire year.

     Guidance relating to earnings per share assumes a 40.5 percent effective tax rate and an estimated 17.1 million diluted shares. Capital requirements are estimated at $15.2 million composed of $8.6 million for routine capital expenditures and $6.6 million for previously announced joint ventures.

     Included in the Company's guidance are the following assumptions:

o For the Contract Therapy division, revenues are expected to increase between 22 percent and 26 percent over 2004 levels due to continued growth in contracts, same store operating revenues and the addition of the Cornerstone Rehabilitation business for the full year. Higher labor costs associated with the therapist shortages offset by reductions in division selling, general and administrative expenses are expected to keep pretax operating earnings as a percent of operating revenues in the 5 percent to 7 percent range in 2005.

o For the Hospital Rehabilitation Services division, operating revenues are expected to increase between 5 percent and 9 percent from 2004 levels as the effects of the 75% Rule transition reduce our historical same store growth rates, partially offset by expected reductions in closures and increased openings in 2005. Pretax operating earnings for the division are expected to be between 15 percent to 18 percent also due to short-term declines in same store growth in discharges resulting from the 75% Rule transition.

                                    - MORE -

REHABCARE REPORTS FOURTH QUARTER AND YEAR-END 2004 RESULTS                Page 5

o Overall selling, general and administrative expenses are expected to decline to approximately 14.0 percent of operating revenue in 2005 from about 14.9 percent of operating revenue in 2004 and 17 percent in 2003.

o The results of InteliStaf Holdings are expected to be breakeven in 2005. However, the Company expects to recognize a $0.4 million equity share loss during the first quarter due to InteliStaf's completion of a debt re-financing and operational restructuring. Our equity share of earnings during the remaining three quarters should offset this first quarter loss.

     The Company's guidance may be updated during 2005 as it announces additional acquisitions and joint ownership transactions.

     RehabCare Group, Inc., headquartered in St. Louis, MO, is a leading provider of program management services for hospital inpatient rehabilitation and skilled nursing units, outpatient therapy programs and contract therapy services in conjunction with more than 800 hospitals and skilled nursing facilities in 37 states, the District of Columbia and Puerto Rico. RehabCare is pleased to be included in the Russell 2000 and Standard and Poor's Small Cap 600 indices.

     A listen-only simulcast of RehabCare's fourth quarter and year end conference call will be available on the Company's web site at www.rehabcare.com and online at www.companyboardroom.com, beginning at 10:00 Eastern time. An online replay will be available for at least 21 days after the call. A telephonic replay of the call will be available beginning at 1:00 P.M. Eastern time today and ending at midnight on April 1, 2005. The dial-in number for the replay is (630) 652-3041 and the access code is 10858899.

     This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause RehabCare's actual results in future periods to differ materially from forecasted results. These risks and uncertainties may include, but are not limited to, the ability of RehabCare to integrate acquisitions and to implement client partnering relationships within the expected timeframes and to achieve the revenue and earnings levels from such acquisitions and relationships at or above the levels projected; changes in and

                                    - MORE -

REHABCARE REPORTS FOURTH QUARTER AND YEAR-END 2004 RESULTS                Page 6

compliance with governmental reimbursement rates and other regulations or policies affecting RehabCare's continuing businesses; RehabCare's ability to attract new client relationships or to retain and grow existing client relationships through expansion of RehabCare's hospital rehabilitation and contract therapy service offerings and the development of alternative product offerings; the future financial results of InteliStaf Holdings, Inc., RehabCare's unconsolidated affiliate, and the effect of those results on the financial condition and results of operations of RehabCare; the adequacy and effectiveness of RehabCare's operating and administrative systems; RehabCare's ability to attract and the additional costs of administrative, operational and professional employees; significant increases in health, workers' compensation and professional and general liability costs; litigation risks of RehabCare's past and future business, including RehabCare's ability to predict the ultimate costs and liabilities or the disruption of its operations; competitive and regulatory effects on pricing and margins; and general economic conditions, including efforts by governmental reimbursement programs, insurers, healthcare providers and others to contain healthcare costs.


NOTE: More information on RehabCare can be found on the World Wide Web at http://www.rehabcare.com.
-------------------------

                                    - MORE -

REHABCARE REPORTS FOURTH QUARTER AND YEAR-END 2004 RESULTS                Page 7

                I. Condensed Consolidated Statements of Earnings
                ------------------------------------------------
                 (Amounts in thousands, except per share data)

                         Three Months Ended          Full Year Ended
                               Dec 31,                  Dec 31,
                               -------                  -------
                       2004      2003   % Change     2004       2003   % Change
                       ----      ----   --------     ----       ----   --------
Operating revenues   $95,128   $129,475   (26.5)   $383,846   $539,322   (28.8)
Costs & expenses
 Operating            67,894     98,073   (30.8)    275,242    408,559   (32.6)
 Selling, general
  & administrative
     Divisions         7,367     13,842   (46.8)     32,499     65,055   (50.0)
       Corporate       5,829      6,392   ( 8.8)     24,615     26,680    (7.7)

Restructuring
    charge                 -          -     N/M       1,615      1,286    25.6
Gain on sale
    of business            -          -     N/M        (485)         -     N/M
Loss on assets held
    for sale               -     43,579     N/M           -     43,579     N/M
Depreciation
  & amortization       2,653      2,130    24.6       8,556      8,559       -
                      ------    -------             -------    -------
    Total costs
     & expenses       83,743    164,016   (48.9)    342,042    553,718    (38.2)
                      ------    -------             -------    -------
Operating earnings,
     (loss) net       11,385    (34,541)  133.0      41,804    (14,396)   390.4

Other expense, net        (1)      (275)  (99.6)        (55)      (338)   (83.7)
Interest expense, net   (244)      (125)   95.2        (788)      (574)    37.3
                      ------    -------             -------    -------
Earnings (loss) before income
  taxes and equity in net loss
  of affiliate        11,140    (34,941)  131.9      40,961    (15,308)   367.6

Income taxes           4,671     (9,418)  149.6      17,049     (1,609) 1,159.6

Equity in net loss
  of affiliate          (172)         -     N/M        (731)         -      N/M
                      ------    -------             -------    -------

Net earnings (loss)  $ 6,297   $(25,523)  124.7    $ 23,181   $(13,699)   269.2
                     =======   ========            ========   ========    =====
Diluted earnings
  (loss) per share   $  0.37   $  (1.58)  123.4    $   1.38   $  (0.86)   260.5
Weighted average
 shares outstanding   17,004     16,124     5.5      16,835     16,000      5.2

                                    - MORE -

REHABCARE REPORTS FOURTH QUARTER AND YEAR-END 2004 RESULTS                Page 8

                    II. Condensed Consolidated Balance Sheets
                    -----------------------------------------
                             (Amounts in thousands)

                                      December 31,       December 31,
                                          2004               2003
                                          ----               ----
Assets
Cash and restricted cash               $ 53,478           $ 38,385
Accounts receivable, net                 69,565             62,744
Deferred tax assets                      10,252             14,706
Other current assets                      1,690              1,912
                                       --------           --------
 Total current assets                   134,985            117,747

Equipment, net                           15,149             14,063
Excess cost of net assets acquired, net  68,340             48,729
Intangible assets                        11,884                 48
Investment in unconsolidated affiliate   39,269                  -
Assets held for sale                          -             46,171
Other assets                              8,039              6,868
                                       --------           --------
                                       $277,666           $233,626
                                       ========           ========
Liabilities & Stockholders' Equity
Current portion of long-term debt      $  4,731           $      -
Payables & accruals                      53,803             40,795
                                       --------           --------
Total current liabilities                58,534           $ 40,795

Liabilities held for sale                     -              9,771
Long-term debt, less current portion      2,142                  -
Other non-current liabilities             9,962              5,105
Stockholders' equity                    207,028            177,955
                                       --------           --------
                                       $277,666           $233,626
                                       ========           ========

                                    - MORE -

REHABCARE REPORTS FOURTH QUARTER AND YEAR-END 2004 RESULTS                Page 9

                            III. Operating Statistics
                            -------------------------
                   (Revenues and Operating Earnings in 000's)


                                     Three Months Ended       Full Year
                                     Dec 31,    Dec 31,   Dec 31,   Dec 31,
                                      2004       2003      2004      2003
                                      ----       ----      ----      ----

Contract Therapy
----------------
Operating Revenues                  $ 46,662   $33,401   $171,339  $130,847

Division Operating Earnings(a)(b)   $  3,490   $ 1,372   $ 10,208  $  5,836

Average Number of Locations              651       480        588       460

End of Period Number of Programs         690       468        690       468


Hospital Rehabilitation Services
--------------------------------
Revenues
   Inpatient                        $ 35,876   $34,776   $145,593  $136,852
   Outpatient                         10,823    12,081     45,138    48,979
                                    --------   -------   --------  --------
   Total                            $ 46,699   $46,857   $190,731  $185,831

Division Operating Earnings(a)(b)   $  7,864   $ 9,906   $ 33,065  $ 33,557

Average Number of Programs
   Inpatient                             146       128        142       133
   Outpatient                             40        46         42        48
                                         ---       ---        ---       ---
   Total                                 186       174        184       181
End of Period Number of Programs         181       166        181       166

Other
-----
Revenues (c)                        $  2,014         -   $  5,367         -

Operating Earnings (a)(b)                 31         -        224         -

(a) Division Operating Earnings are earnings attributable to the division before interest, income taxes and other income (expense).
(b) The third quarter 2003 and first quarter 2004 restructuring charges were not allocated to the operating segments.
(c) Includes intercompany revenues, at market rates, of $0.2 million for the three and twelve month periods ended December 31, 2004.

WE INVITE YOU TO VISIT OUR WEB SITE AFTER NOON TODAY TO VIEW KEY STATISTICS IN GREATER DETAIL @ www.rehabcare.com

                                                                    Exhibit 99.2

                        REHABCARE CONFERENCE CALL SCRIPT
                                 March 10, 2005

INTRODUCTION BY CONFERENCE OPERATOR
INTRODUCTION OF MANAGEMENT BY FINANCIAL DYNAMICS
This conference call contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause RehabCare's actual results in future periods to differ materially from forecasted results. These risks and uncertainties may include, but are not limited to, the ability of RehabCare to integrate acquisitions and to implement client partnering relationships within the expected timeframes and to achieve the revenue and earnings levels from such acquisitions and relationships at or above the levels projected; changes in and compliance with governmental reimbursement rates and other regulations or policies affecting RehabCare's continuing businesses; RehabCare's ability to attract new client relationships or to retain and grow existing client relationships through expansion of RehabCare's hospital rehabilitation and contract therapy service offerings and the development of alternative product offerings; the future financial results of InteliStaf Holdings, Inc., RehabCare's unconsolidated affiliate, and the effect of those results on the financial condition and results of operations of RehabCare; the adequacy and effectiveness of RehabCare's operating and administrative systems; RehabCare's ability to attract and the additional costs of administrative, operational and professional employees; significant increases in health, workers compensation and professional and general liability costs; litigation risks of RehabCare's past and future business, including RehabCare's ability to predict the ultimate costs and liabilities or the disruption of its operations; competitive and regulatory effects on pricing and margins; and general economic conditions, including efforts by governmental reimbursement programs, insurers, healthcare providers and others to contain healthcare costs.

INTRODUCTION AND WELCOME
Good morning and thank you for joining us today. I'm John Short, President and CEO of the Company. We're pleased that you could join us for the discussion of our fourth quarter and year-end 2004 earnings. With me from management are: Tom Davis, Executive Vice President and Chief Development Officer; Pat Henry, Executive Vice President, Traditional Business; Vince Germanese, Chief Financial Officer; Mark Bogovich, Chief Accounting Officer; Mary Pat Welc, Senior Vice President, Operations; Don Adam, Senior Vice President, Acquisitions; and Betty Cammarata, Director of Investor Relations. And, I would like to welcome for the first time the more than 165 people and 50 locations of Cornerstone Rehabilitation which joined the RehabCare family on December 2, 2004. Cornerstone serves long-term care and outpatient clients in northern Louisiana and eastern Texas.

We are reporting our 2004 fourth quarter and annual results a month later than normal. The delay was caused by late notice that we received from the auditors for InteliStaf, our 25% owned unconsolidated affiliate, that our auditors, KPMG, could not rely on their audit work on InteliStaf. This required KPMG to apply their own audit procedures to the financial statements of InteliStaf in order for them to finish our audit. Their work is substantially complete and we expect no impact on our financial statements.

We will be available during the question and answer period following our formal remarks.

OPENING Remarks

2004 was truly a year of strategic success for RehabCare Group. During these twelve months, we:
o Delivered more than $383 million in operating revenues and $1.38 of diluted earnings per share.
o Sold our StarMed staffing division to InteliStaf Holdings in February, enabling us to focus on rehabilitation, our core business. While this transaction significantly reduced our operating revenues when compared to recent annual results, earnings per share was not affected as we achieved the same earnings per share this year, $1.38, as we did in 2002, the year before the impact of the sale.
o Deployed more than $30 million in capital to acquire four businesses which are expected to generate more than $45 million in annual operating revenues in 2005.
o Announced our first two joint ventures, committing more than $6.6 million in capital for operations which, except for the associated program management contracts, will be accounted for under the equity method.
o Began to change the strategic direction of the Company away from a product orientation to an integrated rehabilitation company with a continuum of care foundation and a target market delivery concept working in partnership with our clients, sharing in financial risk and rewards.
o Implemented a new management structure: to support our ambitious growth goals, focusing key executive talent on business development, acquisitions and sales; to accelerate development of the target market/continuum of care strategy; to support our renewed emphasis on our people through improved benefit programs, clinical training, clinical research and program development; and to build depth in our management team.
o Completed and began implementing an information system strategic plan to significantly improve our technology infrastructure and embrace wireless technology.
o And, finally, restructured and renewed our credit facility to reduce its cost and make covenants more flexible to support our business model and strategies.

These accomplishments lay the foundation for the work we have ahead of us in 2005 and beyond. Let me turn my attention for a few minutes to the quarterly performance of our business units.

Contract Therapy continues to deliver positive results for the Company. Coupled with the acquisition of CPR Therapies in the first quarter and Cornerstone Rehabilitation in the fourth quarter and continued strong sales from our business development team, Contract Therapy generated sequential and year-over-year operating revenue and earnings growth that were well ahead of expectations. Revenue in the quarter rose approximately 40 percent year-over-year, and operating earnings increased over 150 percent.

The Hospital Rehabilitation Services division generated slightly higher operating revenue for the full-year 2004. As we said in previous quarters, the Inpatient business has performed well, but overall HRS results have been impacted by challenges in our Outpatient division. I can report that the initiatives that we implemented earlier in 2004 to turn around the Outpatient business are beginning to show results. You may recall that the Outpatient business had:

o Declining revenues as a result of both reduced number of locations and lower same store volumes; and
o    Increases in labor costs at the unit level.

During the fourth quarter we saw lower program costs due to better matching of volumes and resources. In addition, we achieved increased signings of outpatient programs for the second quarter in a row. As a result, profitability of the Outpatient segment has begun to improve and is on track with our expectations. This is encouraging short term progress and I acknowledge the hard work of our colleagues in this part of our business.

During my remarks on the last two quarterly conference calls, I stated that VitalCare had not met our performance expectations principally because units were cancelled unexpectedly due to market conditions in California and costs had risen ahead of revenues. During the fourth quarter we completed a resizing of the business to reflect its reduced number of units. As a result, SG&A costs are more in line with current operating revenues. The effect of these changes had little positive impact on 2004 results, but should be fully realized in 2005. We are further insulated against the impact of VitalCare's lost programs because the transaction structure with the seller reduced the purchase price for terminations within a predetermined period. During the quarter, we further reviewed the VitalCare business environment in California and believe that this business is more efficiently delivered in skilled nursing facilities than in hospitals because of the clinical condition of the patients and long lengths of stay. Therefore, we are directing our sales emphasis for this type of program to skilled nursing facilities.

Turning to the status of our joint venture initiatives, we have announced a number of them in the past twelve months. Two of these joint ventures, Howard Regional in Kokomo, Indiana and Valley Baptist in Harlingen/Brownsville, Texas form the nucleus of two of our announced five target markets. The third, UCLA, could also become the nucleus for one of our future target markets.

Our Howard Hospital / RehabCare Joint Venture began operation in February 2005. RehabCare owns 40% of the 30 bed rehab hospital and manages the day-to-day operations of the facility for the joint venture. The management contract fees for Inpatient and Outpatient generated in 2005 are estimated at $2.7 million and our 2005 share of the joint venture's profit is estimated to be $.5 million (after tax). A third party Long Term Acute Care company will develop a 30 bed LTAC in the unused portion of the facility later in the fiscal year.

The first phase of our Valley Baptist / RehabCare Joint Venture is composed of contracts to manage Valley Baptist's existing 18 bed rehab unit in Harlingen, two existing Outpatient therapy programs and to provide other therapy staffing for the system. These contracts were started in January 2005 and are estimated to generate $5.2 million in management fee revenue in this fiscal year. Phase two is the development of a free-standing facility in Brownsville which will contain a 25 bed rehab hospital and a 40 bed LTAC hospital. RehabCare will own 49% of the rehab hospital and 24.5% of the LTAC facility. Valley Baptist and a third party LTAC company will comprise the remaining ownership. The Brownsville facility will open in late 2005 and is not expected to contribute to 2005 earnings.

In regards to our UCLA project, finding a real estate solution for our proposed facility has continued to be challenging. The combination of the desire for a narrow radius of distance from UCLA's existing facilities, restrictive zoning regulations within this specific area and hospital seismic retrofitting requirements in California narrows the building options available for our purposes. We continue to evaluate options and remain optimistic we will find a solution this year.

We currently have eight non-binding joint venture letters of intent in some stage of development and negotiation. Although we do not expect each of these projects to result in a completed joint venture, we feel this business model has good growth potential.

We also identified 3 target markets; Norfolk, VA; St. Louis, MO; and Philadelphia, PA; which contain most or all of the elements of the continuum of care delivery sites. As we gain operational and developmental traction in these five markets, we will designate additional target markets based on our capacity to move them ahead.

Our Phase 2 Consulting business continues to deliver steady results with operating revenues and earnings on plan. The consulting business has a strong backlog of work going into 2005. Another important development for Phase 2
Consulting is the signing of one contract and the negotiation of another contract for providing care management services within acute care hospitals. These contracts individually are small, but will allow us to develop the capability needed to manage care delivery in our target markets.

Our investment in InteliStaf Holdings continues to represent challenges for us. In the fourth quarter, we recognized an additional $172,000 loss from our equity share due to continued softness in the temporary staffing market. InteliStaf's management has set in motion a series of steps to refinance its outstanding debt and execute an operational restructuring during the first quarter of 2005. We continue to believe that our equity ownership in InteliStaf will be a valuable asset for the Company over time as that business matures and the industry turns around.

In the information technology department, we are expanding PROMOS, our patient information system, to our Outpatient sites. We have selected a new budgeting and reporting tool to handle our growing organization and a home health system to handle that part of the business as new operations come on stream. We are completing the installation of high speed access to all of our sites to better track patients. The implementation of an on-line learning management system and recruiting system is complete and we now are focused on wireless technology for our point of care devices and patient outcome measurement and tracking. An employee portal has been completed to further increase communication with our colleagues.

Turning to human resources, the constrained and competitive market for therapists continues to impact our growth. In spite of successfully hiring over 2800 therapists in 2004, we are entering 2005 with over 500 openings and increasing upward pressure on the time it takes to fill these openings. Building on the positive effects we have seen from improvements in our benefits programs, we are redoubling our efforts on recruitment and retention through targeted investments in technology and human resources management expertise.

Clinical Research and Development efforts have set an aggressive agenda of research and partnering with a number of allied therapy academic programs. We have also initiated research programs that are designed to mitigate the 75% Rule such as CORE which addresses the movement of non qualifying ARU total joint replacement patients to an alternative rehabilitation setting.

The combination of traditional HRS and CT under Pat Henry is proceeding well. Enthusiasm is growing among the operators in both businesses to seek new ways to work together to improve clinical care and operating efficiency. This is a great prequel to additional target markets and critical to our managing through the challenges of the 75% Rule.

Turning to the regulatory update, the modified 75% Rule went into effect for acute rehab on July 1, 2004. Our original estimate of a 0%-3% impact held true for the first two quarters of implementation. Consequently, for the fourth quarter, we estimate a negative impact of $600,000, which is in the 0%-3% range.

During that time, we were operating under the misconception that no further modifications to the 75% Rule were forthcoming. Since that time, however, CMS issued two additional transmittals, Numbers. 347 (10.29.04) and 478 (02.16.05). These transmittals further clarified both excluded diagnostic categories and the process for fiscal intermediary verification.

Transmittal #347 shifted selected high volume ICD-9 codes from being qualifying conditions (or 75% patients), as they had been according to the original July 1st implementation instructions from CMS, to non qualifying conditions (or 25% patients). This shift in definitions caused a significant number of our units to be potentially out of compliance unless we restricted the admission of non qualifying patients. Since we only learned about this change in definition in November and did not complete the quantification of the impact on a unit specific basis until December, we believed we had only a limited time to cure our compliance within the look back periods specified in the July regulation.

Our reaction to #347 was to sharply limit admissions in some locations to maintain compliance with the 50% threshold, and based on our previous interpretation of the look backs described in the final rule, many locations further restricted admissions in anticipation of having to move to a 60% threshold by March 1st, 2005. This resulted in a sharp reduction in admissions growth during the first two months of 2005. Given that the penalty for non-compliance is loss of Medicare certification, we have embraced a very conservative approach to the interpretation and implementation of these transmittals.

Luckily, Transmittal #478, issued in mid-February, clarified that there will be a blended compliance threshold for year two, ensuring that each facility has the benefit of a full 12 months of experience for review. This in effect has expanded the period our units have to comply with the Rule and we have begun to admit additional non qualifying patients who still need intensive therapy. Unfortunately, the damage had already been done for the first two months of this quarter.

We are continuing to implement a number of mitigation strategies. These include:

1. Clinical education and training to enhance capability of staff to provide care for patients with more complex medical conditions.
2. Development of new referral sources to drive change to a more neurological case mix.
3. Our previously announced strategy to develop a continuum of care model in the markets that we serve, which will facilitate movement of patients to the most clinically appropriate and cost effective setting.

A significant increase in length of stay has also been noted in a number of locations due to the shift in case mix resulting in capacity issues in these units. We have a two fold strategy to address this issue:

1.   Transition from a discharge planning to a case management model.
2.   Potential bed expansion in units where appropriate.

On balance, our mitigation strategies are working, although more slowly than anticipated. We are still awaiting the GAO report that was mandated by the Appropriations Bill signed in December. That Bill suggested, and we and the industry believed, that a moratorium would be put in place staying the implementation of the 75% Rule. It was not until mid-February that it became clear there was no moratorium and no change to the Rule unless the GAO report called for change. We believe that this report may be available by the end of March with an implementation after a 60 day period. We cannot determine whether CMS will provide additional interpretive guidelines at this time. We are continuing our mitigation strategies into 2005 assuming the rule continues as directed by the recent transmittals. We believe that for a period of time, this will result in same store growth declines over historical rates which have been in the range of 6% to 7%. Our current estimate of the impact is 3-5% of acute rehab revenues in 2005.

As we deal with the 75% Rule, we are also making plans to deal with the reinstatement of the Part B therapy caps on January 1, 2006. We are not certain what form, if any, these caps will take and there are multiple proposals on the table at this time. Handling the caps will benefit from the 75% Rule by moving more Part A orthopedic patients into skilled nursing facilities and increasing the length of stay. In addition, it would positively impact the supply of therapists resulting in reduced labor costs.

We are also expecting a GAO report to Congress on the Medicare Part B Therapy Caps. Once that report is available, we will have a better idea of the likely direction of these caps. We continue to be involved and represented in the planning process to develop and recommend an alternative to CMS regarding the Part B caps.

Vince will now review our financial results of the Company for the quarter and year-end.

Update on Financial Results

Thank you, John.

Net revenues for the fourth quarter 2004 were $95.1 million compared to $129.5 million in the same quarter last year, or a decline of $34.4 million, due to the sale of the Company's staffing division in February 2004. The staffing division contributed $49.4 million to last year's fourth quarter revenue. Revenue was up sequentially 2.0 percent to $95.1 million from $93.3 million in the preceding quarter. Net earnings increased to $6.3 million in the fourth quarter 2004 compared to a loss of $25.5 million a year ago and increased slightly from $6.1 million in the third quarter of 2004. Earnings per share on a fully diluted basis were $0.37 compared to a loss of $1.58 last year and $0.36 in the previous quarter. Net earnings and EPS for the fourth quarter 2003 included a pretax charge of $43.6 million, $30.6 million after tax, equal to $1.90 per diluted share, which reflects the write-down of the carrying value of StarMed net assets to their estimated fair value less costs to sell.

Net revenues for the twelve months ended December 31, 2004 were $383.8 million; a decline of $155.5 million from $539.3 million in the prior year period, due to the sale of the Company's staffing division. The staffing division contributed $223.9 million of revenue in the full year 2003. Net earnings increased to $23.2 million for the full year compared to a loss of $13.7 million in the year ago period. Net earnings per share on a fully diluted basis were $1.38 compared to a loss of $0.86 for 2003. The 2004 EPS and net earnings results include restructuring charges of $0.9 million after tax (or $0.06 per diluted share) and gain on the sale of the staffing division of $0.3 million after tax (or $0.02 per diluted share). The net after-tax effect of these charges was to reduce earnings by $0.04 per diluted share. In addition, earnings for the fourth quarter 2004 included the following infrequently occurring items: the disposition of certain software systems that will not be usable by the Company going forward, the acceleration of fees related to the Company's prior credit facility as a new facility was put in place in October, a worker's compensation settlement for prior years, and a larger than normal use of paid days off. The combination of these items had a relatively neutral impact on the quarter.

Net earnings and earnings per share for the year ended December 31, 2003 include a loss on net assets held for sale of $30.6 million, or $1.90 per diluted share, after tax and an $0.8 million after tax restructuring charge or $0.05 per diluted share.

Net revenues for the Contract Therapy division were $46.7 million, an increase of 39.7 percent from $33.4 million in the 2003 fourth quarter and were up 8.8 percent on a sequential basis. Operating earnings for the division more than doubled to $3.5 million from $1.4 million in the prior year quarter and increased from $2.3 million in the third quarter 2004. The increases in revenue and operating earnings performance reflect continued same-store growth, a significant addition of programs through internal sales initiatives as well as the acquisition of CPR Therapies in February of 2004 and the recent acquisition of Cornerstone Rehabilitation in December 2004. The increase in operating earnings for the current quarter was driven by improvements in productivity and additional leverage of the selling, general and administrative expenses. The prior year quarter was impacted by the Medicare Part B Caps for the majority of the quarter.

The division finished the fourth quarter with 690 locations compared to the year ago total of 468 and it added 40 net new locations, exclusive of the addition of 50 Cornerstone locations, versus the third quarter's addition of 30 net new locations. Thirty-seven of the 51 new openings in the quarter were in Contract Therapy's primary markets. Of the 11 closures in the fourth quarter, one was due to pricing, four facilities closed, and six took their therapy in-house. The division's backlog remains strong at 31 compared to 49 at the end of the third quarter.

Net revenues in the fourth quarter for our Hospital Rehabilitation Services division decreased slightly year-over-year to $46.7 million and declined 3.6 percent on a sequential basis. The decrease year-over-year is the result of the 75% Rule impact, a $600,000 positive settlement received in 2003 related to two hospital closures, as well as losing fifteen mature contracts. The decrease in revenues sequentially is the result of lower volumes during the quarter due to seasonality around the holidays that occurs in our Inpatient and Outpatient units as well as the impact of approximately $600,000 from the 75% Rule.

Operating earnings for the division declined to $7.9 million from $9.9 million in the prior year quarter, and decreased from $8.3 million sequentially. The year-over-year decline in operating earnings is the result of lower contribution from the Outpatient business unit in 2004 compared to 2003 as volumes have declined and from the change in the mix of business due to the substitution of the VitalCare subacute units for the acute rehabilitation programs closed at the end of 2004. The sequential decline was primarily attributable to the lower revenues and some seasonal margin deterioration.

For 2004 the HRS division had 15 net openings compared to a net closure of 21 for 2003. The net openings were comprised of 15 unit openings from normal sales activity, a net 18 openings for VitalCare, and 18 closures in the normal course of business. The division finished the year with 181 programs, up from 166 programs at the end of 2003.

We signed 17 new contracts of which 13 were acute rehab units and 4 were outpatient programs. These signings include 1 acute rehab unit and 2 outpatient programs that will be part of the Valley Baptist joint venture previously announced. These numbers do not include 1 acute rehab unit and 1 outpatient program that will be part of the Howard Community joint venture which we just recently signed at the end of January. Of the 18 closures, 9 were acute rehab units, 7 were outpatient programs and 2 were subacute units. Reasons for closures were 10 self operation, 3 program abandonments by the host hospitals, 3 exited due to continuing profitability or payment concerns on our part and 2 were lost to a competitor. We appear to be stabilizing erosion in HRS units and the traditional and joint venture sales results are encouraging for future growth in net units. The division's backlog was 12 (including three new outpatient and one new inpatient ARU) down from 14 at the end of the third quarter. We expect all of these units to open within 12 months.

For the quarter, Phase 2 Consulting generated operating revenues and earnings in line with expectations.

The Company's balance sheet remains strong with almost $53.5 million in cash, cash equivalents and restricted cash at December 31, and long-term debt of $6.9 million related to acquisitions. Day's sales outstanding (adjusted to exclude receivables related to the staffing division) decreased sequentially 1.2 days to 66.5, and decreased 5.5 days from 72.0 days at the end of 2003. We will continue to aggressively manage our accounts receivable given the difficult payment environment. Cash flow from operations was $50.1 million for the year. Capital expenditures for the year were approximately $7.1 million related to equipment and leaseholds and we invested an aggregate of $24.4 million in cash on acquisitions.

Finally, with regard to our outlook for 2005 -
As we said in our press release, we expect operating revenues, excluding 2004 staffing revenues to increase between 14 percent and 19 percent to a range of $418 to $438 million, with both HRS and Contract Therapy generating higher profits as well as revenue. We expect to leverage our SG&A expenses, which should decline from 14.9 percent of revenue to 14.0 percent. As a result, we look for an EPS increase of 14.7 to 25.6 percent to between $1.58 and $1.73 for the year, excluding the impact of FAS 123R, which we will adopt in full year 2005 and which we estimate to be $0.15 per share in 2005.

Our press release provides insight into the factors impacting our expected results of operations. To what we said in the release, I would add the following:

o Revenues for the acquisition of Cornerstone Rehabilitation are expected to range between $11 and $11.5 million for 2005 with operating margins at about 8 percent, slightly ahead of Contract Therapy's average. However, the size of this transaction will only have a small impact on the division's overall margin. EPS impact is expected to be approximately three cents.

o I anticipate our day's sales outstanding to range in the mid to upper 60's depending on the quarters throughout the year as we have historically seen some fluctuations due to seasonality.

o We expect a slight decline in our overall effective tax rate to 40.5 percent as the final tax effects of the sale of StarMed are left with the 2004 tax year.

o As a result of the impact of the 75% Rule, the InteliStaf loss mentioned in our press release, the start-up of our Kokomo joint venture, and additional staff in target markets, we expect first quarter earnings per share between $0.28 and $0.30, before consideration of the effect of FAS 123R, the impact of which was taken into account.

We will update our guidance as necessary as we add acquisitions and significant joint ownership transactions during the year.

Now I will turn the call back over to John -

Thanks, Vince,

To sum up,

o We achieved solid results on both our top and bottom lines for the quarter and for the year.
o Our backlog of joint ventures and acquisitions continues to grow and I will keep you informed of progress in these endeavors throughout the year.
o We announced an important acquisition of Cornerstone Rehabilitation which is very much in line with our acquisition strategy and expect to announce one or more acquisitions or joint ventures during the next few quarters.
o    Our trends in openings and  closures  demonstrate  that we are  stabilizing
     HRS.
o Our growth in Contract Therapy continues to be strong both in revenues and operating earnings.
o We are taking steps to mitigate the impact of the 75% Rule, which will affect our same store growth as previously discussed for the first six months of this year.
o And we have the greatest therapists providing the best care in rehabilitation services in the country.

With that I would like to have our operator open the call for questions.


To be read following Questions and Answers -

As a reminder, this conference call is being webcast live on our web site, www.rehabcare.com and will be available for replay beginning at 1:00 Eastern time today. For your reference, we continue to provide the statistics section on our web site offering quarterly historical statistics for each of our operating divisions for the past few years. We invite you to view this information and hope it will be useful to you.

I want to thank all that participated in this call. We appreciate the opportunity to tell the story of RehabCare. I also want to express my appreciation to the people of RehabCare for their dedication to our clients and patients who make our success possible. Thank you. This concludes the conference call.